Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SR Bancorp, Inc. on Form S-8 No. [333-270489] of our report dated June 29, 2026 on our audits of the financial statements of Somerset Regal Bank 401(k) Retirement Plan as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and supplemental schedules as of and for the year ended December 31, 2025, which report is included in this Annual Report on Form 11-K to be filed on or about June 29, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 29, 2026